Exhibit 99.1

Contacts:

John Kyees

Chief Financial Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces May 2003 Sales and Updates Fourth Quarter Guidance

BRISBANE, CALIF. - June 5, 2003 - bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $28.5 million for the month ended May 31, 2003, an increase of 12.2% compared to sales of $25.4 million for the month ended May 31, 2002.

Same store sales for May increased 4.2% over the comparable period of fiscal 2002.  Prior year same store sales decreased 7.3% for May 2002.  “May sales were positively impacted by better merchandise flow and a strong fashion assortment.  In addition, retail inventories have reached planned levels,” said John Kyees, Chief Financial Officer.

Retail sales for the 11 months ended May 31, 2003 were $294.5 million compared to $290.0 million for the corresponding period of the prior year, an increase of 1.6%.  Comparable store sales for the 11 months ended May 31, 2003 decreased 7.5% to the comparable period of fiscal 2002.

The Company currently anticipates comparable store sales for the fourth quarter to be flat and raises earnings per share guidance to be in the range of $0.06 to $0.09 per share, from the range of $0.03 to $0.06 per share.

bebe stores, inc. provides additional information on a recorded message.  Interested parties are invited to listen to the message by calling 415-657-1010.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names. bebe currently operates 178 stores in the United States and Canada, and an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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